MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

MET-PRO CORPORATION

Moderator: Kevin Bittle
February 26, 2009
10:00 am CT

Operator:
Good morning. My name is Melissa and I will be your conference operator today. At this time, I would like to welcome everyone to the Met-Pro fourth quarter and year ending results conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you, Mr. Bittle, you may begin your conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation’s earnings conference call for the fourth quarter and fiscal year ended January 31, 2009. My name is Kevin Bittle and I’m with the company’s Creative Services Department.

With me on our call this morning, are Ray De Hont, our Chairman and Chief Executive Officer, and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer. Shortly, you will hear comments from both of these individuals. But before we begin, I would like to make a few comments.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

First, during today’s call we will be referring to adjusted net income and earnings. This is considered to be a non-GAAP financial measure since it excludes from net income and earnings the affects of certain nonrecurring items.

In today’s release, we provided a reconciliation of adjusted net income and earnings to our GAAP based results. Together with the discussion of why we used adjusted net income and earnings. The earnings release along with the reconciliation is available on the Investor Relations page of our corporate Web site, www.met-pro.com.

I’d also like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our annual report for the fiscal year ended January 31, 2008 that was filed with the SEC for important factors that among others could cause our actual results to differ from any results which might be projected, forecasted or estimated in any of our forward-looking statements.

And with that, I will now turn the call over to Ray. Ray?

Ray De Hont:
Thank you, Kevin. Good morning, everyone, and welcome again from Harleysville, Pennsylvania. Earlier this morning we released our financial results for the fourth quarter and the fiscal year ended January 31, 2009.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

In a moment, Gary Morgan will provide more specific comments on the quarter and fiscal year’s financial results but prior to that I’d like to offer these general comments on our performance.

Despite the current global economic environment, this quarter’s sales and earnings were the second best fourth quarter results in the company’s history. Non-project revenues including recurring demand for parts and consumables remain strong throughout the fiscal year.

Our efficiency initiatives including facility consolidations, global sourcing, and more effectively logistics continue to generate cost improvements helping us expand margins, generate record cash flow from operating activities, and record full year earnings excluding a gain on real estate in fiscal 2008.

The global economic slowdown, however, did impact our business particularly in our product recovery pollution control technologies reporting segment. Whereas we have consistently noted throughout this year the time frame between quotation and order for projects continue to increase resulting in a decrease in fourth quarter and fiscal year 2009 revenues and fourth quarter earnings.

Revenues for the fiscal year ended January 31, 2009, only included approximately $11.5 million in project revenues compared with approximately $21 million of project revenues for fiscal year 2008. Although many projects have been delayed, they still remain viable projects.

Fortunately, we enter the New Year with an extremely strong balance sheet and continue to anticipate strong cash flows from operating activities which will allow us to support investments to further enhance efficiency initiatives, develop exciting new products, and expand into new growth markets.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

During the fiscal year ending January 31, 2010, we will launch several new products which not only positively impact our equipment sales but also provide aftermarket sales for some of our business units that historically have generated very little if any aftermarket business.

While there will be short-term disruptions, diversity of our products and (end) markets together with our international brand recognition, new product development capabilities, improving operating efficiencies, and strong balance sheet leave us well positioned to capitalize on the world wide trend towards a cleaner environment, lower energy consumption, and improved process performance which will help us deliver long-term growth and improve financial performance.

I would now like to ask Gary Morgan to review our recent financial performance in more detail. After which, I will provide some concluding remarks before we take your questions.

Gary Morgan:
Thank you, Ray. Met-Pro recorded fourth quarter net sales of $24.6 million, down from last year’s record fourth quarter net sales which included a high margin $3.4 million product recovery and pollution control technologies reporting segment project located in South America.

There were no similar large projects in this year’s fourth quarter. As a result, fourth quarter net sales in our product recovery and pollution control technologies report segment were down 26.6% from the fourth quarter a year ago. Net sales in our fluid handling technologies reporting segment were up 7.6% in the quarter, continuing the growth experience over the course of the full year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Fluid handling is enjoying strong demand for its high performance pumps and steady increase in high margin recurring revenues from the increased need for aftermarket parts and consumables to service our expanding base of installed equipment. Also, the filtration and purification technology segment net sales were up 12.4% this quarter.

This segment has the advantage of a significant concentration of high performance water treatment chemicals including those for the treatment of municipal drinking water systems. Demand in this sector is largely unrelated to economic conditions. However, net sales on our Mefiag filtration technologies report segment continues to reflect the global slowdown in the metal finishing, home building, and automotive industries.

For the fourth quarter the consolidated gross margin was 35.1%. We were able to expand the margin by 50 basis points compared to the same quarter of last year. Even though last year, as previously mentioned, we had a significant margin on the $3.4 million South American project and incremental leverage from higher net sales.

The increase in our gross margin in the fourth quarter was driven by an overall favorable product mix, strategic product price increases, and leverage gain from efficiency initiatives including consolidation and global sourcing as well as somewhat lower commodity costs. On a consolidated basis income from operations for the fourth quarter was $3.2 million or 13% of net sales.

Compare with 16.4% in the same quarter of last year. Operating margins for the fourth quarter were understandably down in the product recovery and pollution control technologies and Mefiag technologies reporting segments where we experienced a decrease in net sales compared to last year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

In our fluid handling technology reporting segment, operating margins increased to 24.9% compared to 23% in the same quarter last year, an increase of 190 basis points. Strong demand for our pumps and the growing proportion of aftermarket parts and consumables is helping to sustain strong operating margins in this segment.

Income from operations was up 97% in the filtration and purification technology segment as the operating margins expanded to 10.8% from 6.1% a year ago. We are experiencing good operating leverage in this segment as we grow revenues especially for products that support improvements in the quality in municipal drinking water.

On a company wide basis, consolidated income from operations was lower in the quarter due to an increase in general and administrative expenses. More specifically, during the quarter we incurred approximately $200,000 of legal and accounting costs associated with the significant efforts we made while pursuing unsuccessful acquisition opportunity.

Our fourth quarter tax rate was 30.7% as the exercise of non-qualified stock options and the favorable settlement of an IRS audit reduced our tax rate by 510 basis points relative to a year ago. We expect the tax rate in the current year, fiscal year 2010, to return to its historical rate of 33.5 to 34% range.

For the quarter, we reported net income of $2.2 million or 15 cents per a fully diluted share. For the quarter, net income was 9% of net sales, down slightly from 10.9% a year ago. Cash flows from operating activities for the quarter was $4.4 million compared to $3.6 in last year’s fourth quarter, an increase of 22%.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Just a quick synopsis on the full year’s results. Net sales for the fiscal 2009 topped $100 million for the second straight year and came in at $103.4 million which was down 3.3% from a year ago. However, in the current year we do not have the benefit of a single project over $2.5 million in sales value whereas there were several a year ago as Ray touched upon.

Gross margins this year were 34.9%, up from 34% a year ago, an increase of 90 basis points. For the year, the operating margin was 13.6%, up from 13.2% last year excluding the prior year’s gain on the sale of property. And there was little change in total operating expenses for fiscal 2009 compared to the prior year.

Net income for the year was $9.9 million or 65 cents per a fully diluted share, up from the comparable $9.7 million or 63 cents per a fully diluted share a year ago excluding the gain on the property sale. Met-Pro’s balance sheet remains strong. At year end, cash on hand totaled $21.7 million or $1.49 per share.

Yearend cash is only slightly lower compared to a year ago despite paying $3.4 million in dividends and repurchasing $7.7 million of our stock over the past 12 months. For the year, operating cash flows increased 23% to a record high $12.1 million or 80 cents per a fully diluted share.

At yearend our current ratio was 5.2 and total debt was only $4.5 million reducing our total debt to equity to just 5.7%. Once special note, at January 31, 2009, the company recorded a $4.8 million charge to equity net of taxes primarily to reflect a decline in our pension assets in accordance with the Statement of Financial Accounting Standards No. 158.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

This charge was the result of a significant decline in the global equity and debt markets over the past year. As a result of the decline in the fair value of our pension assets, the company expects its net pension expense for the current fiscal year 2010 on a pre-tax basis to increase approximately $850,000 or about 4 cents per share.

Although the fair value of our pension assets have declined resulting in a charge to equity as well as higher pension expense, the freezing of our salary and hourly defined benefit plans in 2008 and 2006 will mitigate the impact of any future declines should they occur.

In summary, despite a tough financial environment it was another year of progress during which we strengthened our overall competitive position for sustainable long-term growth by increasing comparable earnings, improving operating efficiencies, solidifying our financial position, and rewarding shareholders through both a dividend increase and strategic share repurchases.

Thank you and I would now like to turn the call back to Ray. Ray?

Ray De Hont:	Thank you, Gary. Just a few concluding thoughts before we open the call to questions. We strongly believe fiscal year 2009 was a year of significant progress for Met-Pro.

Although much of this progress may not have been evident in our financial performance due to the various temporary conditions discussed today. The upcoming year will present new challenges and we are going to have to maintain our flexibility and resourcefulness to respond accordingly.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

But we cannot allow the prospect of a weaker economy to prevent us from sustaining the significant progress we have achieved in strengthening our entire competitor profile.

For fiscal 2010 we will show unrelenting commitment to those strategies that have served us well; investing in research and new product development, advancing our global expansion, improving our operational excellence, and exercising sound financial management. We are fortunate that we have both the talented workforce and financial strength to implement our strategy.

Our competitors, many of which are significantly smaller may not be so fortunate. This may present additional opportunity. Our dividend remains solid. At its December meeting, the Board of Directors authorized a dividend of 6 cents per share payable March 12, 2009, to shareholders of record at the close of business today. This is the 34th consecutive year the company has paid either a cash or stock dividend.

Over the long-term we are confident that your company is well positioned to capitalize on the very powerful trends towards global environmental stewardship, energy efficiency, and process improvement. Though the pace at which these important advances in our society may vary in the short-term there can be little doubt that these needs are certain to continue to rise well into the future.

I’d like to thank the many loyal, dedicated, and talented employees who have contributed to our success as well as thank our shareholders for their continued support. I’d also like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle. Kevin?

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Kevin Bittle:	Thank you, Ray. At this time, we would welcome any questions you may have. I would like to ask our operator, Melissa, to provide instructions for this portion of the call.

Operator:	At this time, I would like to remind everyone in order to ask a question please press star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Michael Gaugler with Brean, Murray, Carret, and Company.

Michael Gaugler:	Morning, everyone.

Ray De Hont:	Hi, Michael.

Gary Morgan:	Good morning, Michael.

Michael Gaugler:
Just kind of reviewing things in the model here and looking around seeing that, you know, obviously seeing some negative effects in the product recovery pollution control area. Fluid handling seems to be holding up quite well. Ray, maybe you could give us a little color on what you’re seeing there and any potential concerns you might have for that business on a go forward basis?

Ray De Hont:	Well, on the fluid handling side, Michael?

Michael Gaugler:	Yeah.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Ray De Hont:
On the fluid handling side, the day to day business, the returning parts business, the standard pump business is very strong. We sprinkle it a little bit with some project work. We had a couple of - I’d say $500,000 type projects that shipped last year in that group. We have a couple of them on the board right now for the coming year.

At this point, we think that that business will continue to be one of our stronger businesses. We look around the globe and the opportunities are there. Not just short-term but long-term. And we feel pretty good about that part of our business. That it will continue with the strong standard product as well as recurring parts and get a sprinkling of some projects along the way.

Michael Gaugler:
Okay. And I mean just overall, as you look at the business, I know you provided a little bit of color in your opening remarks but anything you might to add in terms of what you’re seeing both domestically and globally in terms of Met-Pro’s business?

Ray De Hont:
Well, domestically this past year we had a very good year. I think we’re up about 17%, 17.8% as far as on the booking side. We were hurt a little bit on the foreign side and that part of that was that we had to change things up early in the year as you know. We had to replace some people and improve that end of the business to go forward because of some of the occurrences last year.

But we’re - our quoting activity still remains strong and throughout our businesses in all the segments. The one business that is being affected by the economy that’s obvious would be the Mefiag business. And that’s worldwide because when you look at the automobile and the housing, both of those are down significantly and the Mefiag filter system primarily plays in the metal finishing and plating industry which services those two markets.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

So they’re having a tough time right now but the other businesses, there are still opportunities. We’re getting the quotation activity that we’ve had throughout last year. There’s some softness in a couple of spots but nothing that I’d be overly concerned with.

You look at, we’ve added to our sales as far as external sales organization as well as internal. And we’re going to continue to strengthen that because my belief is that you have to find the opportunities, more opportunities. That means taking some market share but also turning over some rocks that you maybe didn’t turn over before.

And we get an opportunity. We’re very good at closing it. So the key is to get more opportunities throughout the world. And we’re doing things with our organizations to do just that.

There are the large projects, the delay of those during the year. Sure, they were delayed but the majority of them are still viable projects. And we’re in good shape on those if they come to perdition.

Now you go to think about this. A lot of our stuff is at the tail end. For instance, on the - when somebody builds a laboratory, they build the laboratory first. And then they put the fan or the pollution control or the fuel removal exhaust system on last.

Many of these buildings have already been started and going up and they’re near the tail end. So, that’s when you’ll see some releases on, for instance the Strobic Air type equipment. Same thing goes for when you’re dealing with a municipality.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Typically the last thing they put in is the pollution control in particularly when you look at a dual business where they deal with the odor control systems. That’s the last thing that’s really bought and put in and erected onsite. So some of these plants, as I said, they’ve already been started.

They have to complete them for various reasons. And we’ll see some of that hopefully sometime this year. But I think our business remains strong. If I had, you know, a crystal ball, I’d be able to tell you better. But right now, it remains strong and just good opportunities.

Michael Gaugler:
Okay and then I’ll just finish up, one last question. Obviously valuations in the market overall have come down probably the best that you and I’ve seen in our lifetime in some cases. You know, your balance sheet remains exceptionally strong and very unlevered. I’m wondering what you’re seeing out there in the pipeline and if perhaps, you’re close on anything.

Ray De Hont:
Well, we are seeing some more opportunities. I think we’ll see more as we go along. For instance, many of our competitors are small companies that work off let’s say credit lines or very little cash. What we see is that if this thing continues into the year, you’ll see a lot of them that will have to do something.

And which will bring about many opportunities I think for us to improve our business by bringing in some - maybe some new products, some new people.

It offers an opportunity not only on the products and the technologies but also on people. You can supplement your core group of people which we think is very strong with some additional technical people and people that can bring projects to us.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

So I see some opportunities on that end. But we're seeing more and more opportunities, Michael, than we have in past years.

Michael:	All right. Thanks guys. Appreciate it.

Raymond De Hont:	You're welcome.

Operator:	Bill, your next question comes from the line of James Ming Lou with Adore Capital.

James Ming Lou:	Can you hear me?

Raymond De Hont:	Yes, we can. Good morning.

James Ming Lou:	Oh okay. Good. Hi Ray, can you give me some (color) on the large projects in your pipeline?

Raymond De Hont:	Yes, we have a number of - I'd say a large project to us is anything over $500,000.

James Ming Lou:	Okay.

Raymond De Hont:
That's considered a project for Met-Pro Corporation. And we have some projects - especially if you go over to Asia we have a number of projects that we're working on right now for the Strobic Air portion of the business and the Flex-Kleen business.

If you go over into Europe we have I'd say two or three projects that are over let's say $1 million that are Flex-Kleen type projects as well as Strobic Air. So we're seeing the Flex-Kleen and Strobic Air internationally looks like they're having some good opportunities out there on the booking hopefully the sales side as we book them.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

When you domestically we're seeing some things on the Duall side, and especially on our Systems side. We have a number of opportunities now. The pipeline of quotations that are out there on our Systems side with the thermal oxidizers, catalytic oxidizers, and those types of projects has grown considerably.

And that goes for rebuild as well as full blown new projects. So there's some opportunities there.

But that's where the bigger projects lay as far as where - the largest increase has been in the Systems side of the business. We continue to see projects on the Duall side domestically and internationally. Flex-Kleen is seeing some very good opportunities domestically, but as I mentioned earlier also internationally, as is Strobic both internationally and domestically.

So we have a number of them. We're continuing to quote. Our international quoting activity has gone up I'd say by 15% to 20% as far as the number of quotes per month over last year.

James Ming Lou:	Okay. I understand that lots of your (unintelligible) some price increases. Do you expect those price increases are going to stay?

Raymond De Hont:
Yes. Yeah we do. We expect that. As a matter of fact I think in some of our products - product lines we have the opportunity to do increase prices this year believe it or not. And the other thing that we see is on the cost of materials side we're starting to see where we can get better costs from our vendors.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Even though the - if you look at last year the commodity prices for most of the year were up. They came down drastically in the last quarter. But just because they came down doesn't mean you were able to share in those reductions in the commodity prices though because the vendors were reluctant to give you any price break.

They now aren't becoming less reluctant to do so and we're seeing some improvement on our costs.

James Ming Lou:	Okay. My last question is, do you have any plans for additional cost cutting for this year?

Raymond De Hont:
We will look to manage our costs as effectively as we can. Depending on the division or the product line we will look at that division and product line and if costs are required based on the growth or decrease in business then we will make changes.

James Ming Lou:	Okay, thanks.

Raymond De Hont:	You're welcome.

Operator:	Thank you. Your next question comes the line of Angie Silverstone with Mets Group.

Angie Silverstone:	I wonder if you could give me some (color) on your after market business and the personal (unintelligible) status of it.

Raymond De Hont:
Well, the aftermarket did quite well last year as far as the recurring parts business. One of the things that we're looking at to improve on this year and we've been interviewing some people and looking to place them into a group - an aftermarket group where we have to field service preventative maintenance type business, and we're looking to improve that end of our business.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

But the parts business - the recurring parts business from the divisions that have that type of a business has been strong this year. But the one area that I think we have opportunity for would be on the service side.

And the reason I say that is that if we get into the service side it's not only going to help the recurring parts business but it's also going to help our original equipment business.

Because when you're in field service and you're in - out in the field talking to the operators and so forth you find opportunities that your competitor may not have even thought of yet, and you can get that back to your sales force and be the first one in as far as working on the specification developing aspect and getting it tilted a little bit your way.

So that's one area I think that we need to improve on and we're looking to do that by adding some key people in that area and focusing on it. So last year aftermarket parts did well, This year I think they'll do well. And I also believe that we'll be able to supplement that with field service type business.

Operator:	Thank you.

Raymond De Hont:	Yes?

Operator:	Your next question comes from the line of Alvin Hoffman for Bolding Betertude.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Alvin Hoffman:	Do you anticipate - or when do you anticipate getting a benefit from the government money that's going to be spread around to improve the drinking water and other green effects?

Raymond De Hont:	You mean a carbon footprint?

Alvin Hoffman:	Yes.

Raymond De Hont:	I would probably - if I was to...

Alvin Hoffman:	And water.

Raymond De Hont:
Well water, you have air. We're on both sides. We're on the water pollution. We're in the air pollution side of the business. If we something there, Alvin, it's probably going to be more like the second quarter/third quarter where you'll start to see some of the things because it's not going to happen overnight even though these stimulus plans are being put in place.

They're talking about shovel ready, and that's part of what I was talking about before where some of these plants are all ready in construction and then the final tapoff is where they have to put our equipment in.

And so I think you'll see that more in the second/third quarter later in the year.

Alvin Hoffman:	Some of the existing plants aren't chomping at the bit to get some money to go ahead and clean up.

Raymond De Hont
Well it's not so much that they're not chomping at the bit. I think there's a progress as far as you start out where you build certain portions of it and then you have to add the other items to it to make the plan functional.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

They're looking to get them done but they've slowed down a little bit during the year to see what this stimulus plan would be.

They're like anybody else - it's been a "wait and see" what's going to happen when the new president came in. What was going to happen? What kind of plan was he going to put out there for stimulus growth? So there was a lot of "wait and see", and now that this has been approved it's going to - how do they get it through the system in order to make it happen?

Alvin Hoffman:	So it'll be a few quarters before you see anything.

Raymond De Hont:	I think so Alvin.

Alvin Hoffman:	You mentioned in the water purification - which is your biggest system in there - type of system?

Raymond De Hont:	In the water purification that's more with the chemicals. And that's the Pristine Water Solutions and they go after the smaller municipalities.

Alvin Hoffman:	Right.

Raymond De Hont:
The ones without the infrastructure, the ones where the large giants aren't going to go in because it's just not - it's not justifiable for the cost that they have as far as overhead and so forth and the amount of business they can get out of these more small plants. So there's a lot of small business that makes up for the total number at Pristine

On the other side when you're dealing with Duall it's more on the odor control for these water treatment - waste water treatment facilities. We are also now - Pristine has made good progress into getting into the waste side with the polymers, and we see that as a growth avenue for Met-Pro Corporation.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Alvin Hoffman:	Will this be selling to customers you all ready have?

Raymond De Hont:
Well selling to customers we all ready have in one part as far as where we continue to do the business with our phosphates and so forth, but now also expanding that sale to that customer by selling the polymers on the dirty side. In addition to that we'd be looking for new customers as we go along.

Alvin Hoffman:	And you say you expanded your sales organization?

Raymond De Hont:
We've expanded and we are continuing to expand our sales organization in various ways. We just added a person, for instance, out in the Dakotas for our water side of business -- for what we were just talking about, Pristine Water Solutions -- and we think this individual will bring some added depth to that organization to allow them to expand some of the products that they sale in that area - in that region.

We're looking at people - we're looking to actually put people on the ground and we're in the later stages of putting people on the ground globally. One in particular would be down in South America where we see a lot of activity for our Product Recovery/Pollution Control segment, and we're looking to put a person on the ground to manage the distribution that we have down to the sales representatives and so forth.

Alvin Hoffman:	All right good. Thank you.

Raymond De Hont:	Thank you.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Operator:	Thank you. Again, if you would like to ask a question please press star 1 on your telephone keypad.

Your next question comes from the line of Leonard Cooper), private investor.

Leonard Cooper:	Hi, I have some rather simplistic questions. One, could you tell me what the book value is per share...

Kevin Bittle:	Yes.

Leonard Cooper:	...this year.

Kevin Bittle:	It's around $6 per share.

Leonard Cooper:	Around $6. And last year?

Kevin Bittle:	About the same.

Leonard Cooper:	Okay, you speak about looking at acquisitions - potential acquisitions, is Met-Pro a potential target of other companies that are also looking for acquisitions?

Raymond De Hont:
I think I said this before that when people contact us or talked about us as far as acquiring something typically they're looking at a piece of our business rather than the whole business. But in this day in age, you know, people may look at it and try to go with and purchase the whole Met-Pro. But we do not see many people coming after the whole Met-Pro Corporation. They're pretty much looking at pieces that make up the corporation.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

When you look at it we're very diversified. Our product's very diversified. The market we play in are diversified. So let's say you have an air pollution control company that wants a piece of our business and they're looking at the Air Pollution Control/Product Recovery, if they were to buy Met-Pro they would have to sell of the other segments. And I think Met-Pro with all the combined business is stronger than the individual pieces, and that's what people look at.

You take a pump company. If a pump company wanted to buy Met-Pro for the pump business - that's one portion of our business. They're probably not in the air side of the business so they'd have to sell off or do something on the air side. So it's not an easy just buy and integrate into your organization.

Leonard Cooper:	Okay. Can you tell me which are the principle or important commodities to Met-Pro's products? (Unintelligible).

Raymond De Hont:
Well last year foreign commodities - the chemicals for instance phosphate, you know, our chemical treatment - the water treatment. Now last year we hedged and we bought a lot of phosphates and stored it in our facilities because we wanted to have the lower cost - lower price. And that's where our strong balance sheet comes in. We're able to do that where some people can't.

So we bought a lot of phosphates which allowed us to increase our profitability because we bought it at a lower price than what the market was paying. The other thing is another commodity that affects our business would be the sales price.

Whether it's stainless steel or carbon steel a lot of our equipment is manufactured or fabricated from steel. So those are two of the larger items. Copper becomes a commodity when you look at the amount of motors that we buy. So those are three of the commodities that we look at on a regular basis.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

And then the last one would be the resins, for instance, that are used for fiberglass or for thermal plastics because we have two plastic pump companies, we have a fan company that uses a lot of plastic and also we have Duall that uses a lot of plastic. So we have to keep an eye on these things and when it looks like we should we will hedge and we will buy it at lower dollars for a larger bulk.

Leonard Cooper:	Are the materials a major part of the selling price of the products?

Kevin Bittle:	It's about 45%, Leonard), of the total cost of the product.

Leonard Cooper:	Well, that's pretty high. Okay, one other question.

Raymond De Hont:
One of the things you got to look at, Leonard, is we do a lot of outsourcing. When you look at Met-Pro we have several facilities that are manufacturing facilities, but a number of our business - for instance, Flex-Kleen or Systems business - they do not manufacture anything in house. Okay?

So they buy it outside and that - what that does for us is we're able to accelerate our ability to meet the demands of the market, but also when the market is slow we're able to cut back more quickly than most people that have manufacturing facilities.

Leonard Cooper:	Sounds good. One last question. Do you pursue your intellectual property rights as you development products and concepts?

Raymond De Hont:	Yes we do. We applied for patents and we've got a couple on the table right now that we're applying for.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Leonard Cooper:	Do you think that's work the expense?

Raymond De Hont:
It depends on the - what you're trying to patent. In some cases you don't want to patent a particular device or technology because you don't want to give that information up to your competitors, especially your global competitors.

So we will pick and choose where we feel we need that protection and where we're not going to give a lot of information or intellectual property out to the marketplace.

Leonard Cooper:	Thank you.

Raymond De Hont:	So in some cases it's worthwhile. In other cases it's not.

Leonard Cooper:	Okay, thank you very much.

Raymond De Hont:	You're welcome.

Operator:	Thank you. You have a followup from the line of Allen Hausman with (unintelligible).

Allen Hausman:	(unintelligible) aquarium - do you see any expansion benefiting you this year?

Raymond De Hont:
Nothing large. We do some expansions though in other aquariums both domestically and internationally. We will be attending in I believe it is April - we'll be meeting with all the aquarium personnel out in Washington for the (unintelligible) meeting and we'll know a lot more of what's going in that industry (unintelligible).

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Allen Hausman:	I understand how a (unintelligible) fellow gave him another $100 million worth of stock to (unintelligible). Thinking of (unintelligible) an expansion.

Raymond De Hont:	Well they'd have to - if remember correctly they'd have to expand out into the water, I believe. I don't know if there's a lot of land right down there that's unused.

Allen Hausman:	Thank you.

Raymond De Hont:	You're welcome.

Operator:	Thank you. Again, to ask a question please press star 1 on your telephone keypad.

Your next question comes from the line of Joseph Garner with Emerald Advisory.

Joseph Garner:	Good morning guys.

Raymond De Hont:	Good morning Joe.

Kevin Bittle:	Good morning Joe.

Joseph Garner:	Just a quick question, Ray can you give us a little bit of an operational update in some of the efforts that you've had kind of behind the scenes in integrating some of the different business units.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

And you know, perhaps we may see some benefits either as we go through this downturn or as we come out the other side that might improve your overall efficiency and profitability.

Raymond De Hont:
Sure. Let's start with the fluid handling. The fluid handling now is run by one gentleman. He's the general manager of that group. We have an operations person. We went from - a few years ago from three general managers to one. We have cross-selling of the products.

So the Dean and Fybroc products are being sold by the same regional sales managers and in many cases the same distributors. That's why you can see the improvement on the gross margin line and the net margin line within that group.

You over to your Mefiag business - we now have one person leading Mefiag worldwide. That's going to - what that's doing is it's looking at flexibility. Where do we build it? Do we build it in China? Do we build it in the US? Do we build it in Europe?

We've changed some of the staffing in that group, primarily in Europe -- okay -- to meet the market needs and looking at, how do we do this on a global basis? So that's all ready taken place and it's - we're starting to see some improvements in that area.

When you go over to the Product Recovery/Pollution Control group that's the one that we're focusing in on right now. We got to take some of the (silos) down as I said in the past Joe and we're doing that.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

And we're looking at, how do we look at the engineering in the aftermarket portion of those groups? And I think you'll see some progress on that during this year. We have that focused in our strategic plan.

When you look at the other aspects of our business we have centralized our procurement and we're makings strides there. You look at the gross margin that we had this year - I think that's a feather and a cap to the procurement people because when you look at the economy the commodity sky-rocketed for I'd say 9 out of the 12 months, went in the toilet the last 3 months but you didn't have any benefit from that.

So the centralization of the procurement group has worked and is continuing to work and I see some significant improvement in that over time.

We did bring in this past year for the procurement group a lead quality person that will not only look at the quality and manage the quality but certify the various shops we use globally because now we're reaching out further and further, and you really have to certify these foreign (fab) shops and so forth so that the quality that comes back is good quality. And what we're looking to do is build closer to where we sell.

So it's - if we're selling in Taiwan or we're selling in Thailand or Korea, we'd like to build as locally as possible.

The other thing that we've done in our organization - Gary has taken down the (Silos) a lot in his financial organization. We have centralized the receivables and the payables, that has improved our ability to collect the cash and manage the cash in the organization.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

So those are just some of the things we've done. The big thing this year, Joe, will be the Product Recovery/Pollution Control, to take down the (Silos), and organization it more efficiently than it has been in the past.

Joseph Garner:
Okay, and then finally as you kind of, you know - I know you guys don't like to give out any financial guidance. But as you look at the next six months would you expect them to be more challenging than the quarter that you just came out of or less challenging?

Raymond De Hont:
I think it's going to be challenging whether it's more or less. They're going to be challenging. The first quarter's always a challenging quarter for us Joe. You've been with us for many years. That's probably the most challenging quarter every year.

And as I said earlier in the conversation here, what we see with the stimulus, and so forth and other things -- the "wait and see"-- you're probably going to see things start to pick up more in the second, third - you know, as you go along rather than right out of the gate.

So that again the first quarter - typically challenging. The second quarter could be a little more challenging than normal but I don't see any earth shattering things at this point.

Joseph Garner:	Great. Thank you very much.

Raymond De Hont:	You're welcome Joe.

Operator:	Thank you. Your next question comes from the line Howard Klein, private investor.

MET-PRO CORPORATION
Moderator: Kevin Bittle
02-26-09/10:00 am CT
Confirmation # 85225048

Jean:	Yes, my question is regarding agriculture. Are you involved in any agriculture projects at the moment?

Raymond De Hont:	Yeah. We continually are. We're involved - this is Jean right?

Jean:	That's right.

Raymond De Hont:	Hi Jean, how are you doing?

Jean:	Oh fine, thank you.

Raymond De Hont:
You're welcome. Yes we are. Our Fybroc division in particular because of the fiberglass reinforced plastic pumps. They service that marketplace because they need the corrosion resistant pumps. So we are involved and we continue to be involved, and we look for opportunities worldwide for that marketplace.

Jean:	Well, thank you so much and keep up the good work.

Raymond De Hont:	Thank you. You're welcome.

Operator:	Thank you. I would like to turn the call back over to Mr. Bittle.

Kevin Bittle:	Thank you, that concludes today's conference call. We want to thank you all very much for your participation.

Operator:	Thank you for joining today's conference call. You may now disconnect.

END